UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Internap Network Services Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders,

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Internap Network Services Corporation, a Delaware corporation, at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, on Thursday, June 18, 2009, at 10:00 a.m. local time. At the meeting, we will:

1.	Elect three directors for three-year terms expiring in 2012;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2009;

3.	Consider and vote on a stockholder proposal relating to our Rights Agreement; and

4.	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on April 24, 2009. A list of stockholders entitled to vote at the meeting will be available for review by our stockholders at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

A copy of our Annual Report to Stockholders for the year ended December 31, 2008, is enclosed with this Notice. The following Proxy Statement and enclosed proxy card are being sent to stockholders on and after April 30, 2009.

By order of the Board of Directors,

Corporate Secretary and Chief Administrative Officer

Atlanta, Georgia
April 30, 2009

Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009.

Our Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the fiscal year ended December 31, 2008 are available at
http://ir.internap.com/proxy09.cfm

INTERNAP NETWORK SERVICES CORPORATION
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

2009 ANNUAL MEETING OF STOCKHOLDERS

June 18, 2009

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Internap” refer to Internap Network Services Corporation and “you” and “your” refer to Internap stockholders.

Questions and Answers About the Proxy Materials and Our 2009 Annual Meeting of Stockholders

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Internap 2009 Annual Meeting of Stockholders, which will take place on June 18, 2009, at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, at 10:00 a.m. local time. Stockholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2008, which includes our audited consolidated financial statements, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	What proposals will be voted upon at the Annual Meeting?

A:	There are three proposals scheduled to be voted upon at the annual meeting:

● election of three directors for three-year terms expiring in 2012;
● ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009; and
● consideration of a stockholder proposal relating to our Rights Agreement.

In addition, such other business as may properly come before the meeting will be considered and voted upon. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009. Your Board of Directors recommends that you vote your shares “AGAINST” the stockholder proposal relating to our Rights Agreement.

Q:	Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on April 24, 2009. Each stockholder is entitled to one vote per share on each matter presented. As of April 24, 2009, there were 50,805,919 shares of our common stock outstanding.

Q:	How do I vote before the Annual Meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted in favor of the election of all nominees named in this Proxy Statement, in favor of the proposal to ratify PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009 and against the stockholder proposal relating to our Rights Agreement. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Internap or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the annual meeting, all shares for which a proxy or vote is received will be counted as present and represented at the meeting, including abstentions and shares represented by a broker vote on any matter.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required.

Each other matter to be voted upon at the annual meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote upon the proposal are voted in favor of such matter. In counting votes on each such matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted upon the matter and deducted from the total shares of which a majority is required.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. Under the rules of the NASDAQ Global Market, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote on the election of directors and on certain other routine matters. On non-routine matters, if the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. The proposal for the election of directors and the ratification of the appointment of our independent registered public accounting firm are routine. The stockholder proposal relating to our Rights Agreement is non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote for the stockholder proposal relating to our Rights Agreement.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our Amended and Restated Bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

As recommended by the Nominations and Governance Committee, the Board of Directors has nominated Messrs. Cooney and Coe and Ms. Higgins as Class I directors for terms expiring at the 2012 annual meeting of stockholders.

All of the nominees are currently directors whose terms will expire at the annual meeting. Effective March 16, 2009, the Board of Directors appointed Mr. Cooney to fill a vacancy on the Board of Directors created by the resignation of James P. DeBlasio. In accordance with Delaware law and our bylaws, directors appointed by the Board of Directors to fill vacancies may only serve until the annual meeting of stockholders immediately following the appointment. For this reason, Mr. Cooney must be voted upon by our stockholders at this annual meeting. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than three nominees.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Your Board of Directors unanimously recommends that you vote FOR each nominee.

BOARD OF DIRECTORS

Nominees for Terms Expiring in 2012 (Class I)

J. Eric Cooney, 43, was appointed as our President and Chief Executive Officer and a director effective March 16, 2009. Mr. Cooney joined the digital video business of NDS, Inc (a News Corporation company) in April 1997, which was acquired by TANDBERG Television, in October 1999. Mr. Cooney held a number of positions including Vice President/General Manager Americas and Chief Operating Officer, before assuming his role as President and Chief Executive Officer of TANDBERG Television in June 2003. TANDBERG Television was acquired by the Ericsson Group in early 2007. Prior to his career in the digital video industry, Mr. Cooney spent several years working in systems engineering and sales in the computer process control industry and also spent five years as a U.S. Naval officer. Mr. Cooney received post graduate education in Nuclear Engineering from the U.S. Navy, an M.B.A. from the University of Southern California, and a B.S. from the University of Rochester.

Charles B. Coe, 61, has served as a director since 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth Corporation. During his tenure at BellSouth, Mr. Coe served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Coe is currently a director of Dycom Industries, Inc. Mr. Coe holds a M.B.A. degree from Georgia State University and a B.S. degree from The Citadel.

Patricia L. Higgins, 59, has served as a director since 2004. Ms. Higgins has nearly 30 years of experience in the telecommunications industry. Ms. Higgins is the former President, Chief Executive Officer and a member of the board of directors of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and collocation services. From 1999 to 2000, Ms. Higgins served as Chairman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology. Prior to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins currently serves on the board of directors of The Travelers Companies, Inc.; Barnes & Noble, Inc.; Dycom Industries, Inc; and Visteon Corporation. Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program.

Continuing Directors with Terms Expiring in 2010 (Class II)

Gary M. Pfeiffer, 59, has served as a director since 2007. Mr. Pfeiffer currently serves as Secretary of Finance for the State of Delaware. Mr. Pfeiffer retired in December 2006 after 32 years with E. I. du Pont de Nemours and Company (DuPont). During his career with DuPont, Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont. Mr. Pfeiffer is a member of the boards of directors of Quest Diagnostics, Inc. and The Talbots, Inc. Mr. Pfeiffer holds a Bachelor of Arts degree and a Master in Business Administration from the College of William and Mary in Virginia.

Kevin L. Ober, 48, has served as a director since 1997. Mr. Ober is a Managing Partner of Divergent Venture Partners. Mr. Ober currently leads Divergent’s investment in Pliant Technology. Prior to Divergent, Mr. Ober spent seven years with Vulcan Ventures, a national venture capital firm owned by Paul Allen, co-founder of Microsoft Corporation. While with Vulcan, he led investments in Internet infrastructure companies such as Nexabit Networks, Wavtrace, Inc. and Net Perceptions, as well as Internap. Other investments included Command Audio Corporation; Capstone Turbine Corporation; Colorado MicroDisplay, Inc.; ShareWave, Inc; Terastor, Inc; and Netschools Corporation. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer in San Jose, California. Mr. Ober holds a B.S. degree in Business Administration from St. John’s University and a M.B.A. degree from Santa Clara University.

Continuing Directors with Terms Expiring in 2011 (Class III)

Eugene Eidenberg, 69, has served as a director since 1997 and non-executive chairman of our Board of Directors from 2002. From November 1997 until April 2002, Dr. Eidenberg was the chairman of our Board of Directors. From July 2001 until April 2002, Dr. Eidenberg served as our chief executive officer. Since 2005, Dr. Eidenberg has been a Strategic Advisor of Granite Venture Associates LLC, an early-stage high tech venture capital firm, after co-founding the firm and serving as a Managing Director from 1999 until 2005. Since 1998, Dr. Eidenberg has served as a Principal of Hambrecht & Quist Venture Associates, an early-stage high tech venture capital firm, and was an advisory director at the San Francisco investment-banking firm of Hambrecht & Quist from 1995 to 1998. Dr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation. Dr. Eidenberg’s positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI’s Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI’s international businesses. Dr. Eidenberg was Secretary to the Cabinet and Assistant to the President during the Carter Administration. Dr. Eidenberg is currently a director of a private company. Dr. Eidenberg holds a Ph.D. and a M.A. degree from Northwestern University and a B.A. degree from the University of Wisconsin.

William J. Harding, 61, has been a director since 1999. Since October 2007, Dr. Harding has been a Managing Director of VantagePoint Venture Partners, a venture capital firm. Dr. Harding joined Morgan Stanley & Co., Inc. in 1994, and served as a Managing Director from 1999 until October 2007. Dr. Harding also served as a Managing Member of Morgan Stanley Venture Partners III, LLC from 1997 until October 2007. Dr. Harding is currently a director of several private companies. Prior to joining Morgan Stanley, Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Previously, Dr. Harding was associated with Amdahl Corporation, a computer systems manufacturer, from 1976 to 1985, serving in various technical and business development roles. Prior to Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding holds a B.S. degree in Engineering Mathematics and a M.S. degree in Systems Engineering from the University of Arizona and a Ph.D. in Engineering from Arizona State University. Dr. Harding also served as an officer in the Military Intelligence Branch of the United States Army Reserve.

Daniel C. Stanzione, 63, has served as a director since 2004. Dr. Stanzione will become our non-executive chairman of our Board of Directors following the annual meeting. Dr. Stanzione is President Emeritus of Bell Laboratories as well as an independent consultant. Dr. Stanzione retired from Lucent Technologies Inc. in 2000 where he served as Chief Operating Officer and as President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s business unit that sold products and services to telecommunication service providers around the world. Dr. Stanzione is currently a director of Quest Diagnostics Inc. and Telecordia Technologies, Inc., a global provider of telecommunications network software and services for IP, wireline, wireless and cable. Dr. Stanzione is currently a consultant and serves on the Network Advisory Board at Accenture. Dr. Stanzione holds a B.S. degree in Electrical Engineering, a M.S. degree in Environmental Systems Engineering and a Ph. D. in Electrical and Computer Engineering, all from Clemson University.

Board Committees and Meetings

During the 2008 fiscal year, our Board of Directors held 12 meetings. Each of the directors attended 75% or more of the aggregate of the total number of full Board meetings and the total number of meetings of committees on which he or she served (during the periods that he or she served).

We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors. These charters can be found on our website at www.internap.com. In addition to regular meetings of the Board of Directors and committees, we have regular scheduled executive sessions for non-management directors.

The membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee

William J. Harding	Charles B. Coe (Committee Chair)	Charles B. Coe
Patricia L. Higgins (Committee Chair)	Patricia L. Higgins	Eugene Eidenberg
Kevin L. Ober	Gary M. Pfeiffer	Patricia L. Higgins
Gary M. Pfeiffer	Daniel C. Stanzione	Daniel C. Stanzione (Committee Chair)

At its March 2009 regularly-scheduled meeting, the Board of Directors established the membership for its standing committees effective after the June 2009 regular meetings of the Board of Directors and committees as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee

Eugene Eidenberg	Charles B. Coe (Committee Chair)	Charles B. Coe
William J. Harding	Patricia L. Higgins	Patricia L. Higgins (Committee Chair)
Kevin L. Ober	Daniel C. Stanzione	Gary M. Pfeiffer
Gary M. Pfeiffer (Committee Chair)		Daniel C. Stanzione

Below is a description of the standing committees.

Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and performs the following duties:

●	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
●	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm and our internal audit function;
●	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
●	reviews with our independent registered public accounting firm the scope and results of their audit;
●	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
●	reviews our policies and systems with respect to risk assessment and risk management and discusses significant risks or exposures with management and our independent registered public accounting firm;
●
oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (the “SEC”); and

●	reviews and monitors our accounting principles, policies and financial and accounting controls.

Only independent directors may serve on the Audit Committee. Each member of the Audit Committee satisfies the independence standards for such committee members established by NASDAQ and the SEC. The Board of Directors determined that Ms. Higgins, the committee Chair, was an audit committee financial expert as defined by the SEC. In addition, the Board of Directors has determined that Mr. Pfeiffer, the committee Chair effective after the June 2009 regular meeting of the committee, is an audit committee financial expert, as defined by the SEC. The Audit Committee met nine times in 2008.

Compensation Committee. The Compensation Committee performs the following duties:

●
assists the Board of Directors in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;

●	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives;
●
reviews and approves corporate and personal goals and objectives relevant to Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of these goals and objectives, and, together with the other independent directors, approves the compensation of the Chief Executive Officer based on the evaluation;

●	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
●	administers and makes recommendations with respect to our stock option and other equity-based incentive plans; and
●
reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board of Directors whether such disclosures should be included in our annual report and proxy statement.

From time-to-time, the Compensation Committee engages third-party compensation consultants to assist it in setting our compensation programs.

Only independent directors may serve on the Compensation Committee. Each member of the Compensation Committee satisfies the independence standards for such committee members established by NASDAQ. The Compensation Committee met 16 times during 2008.

Nominations and Governance Committee. The Nominations and Governance Committee performs the following duties:

●	interviews each potential director nominee and recommends, consistent with criteria approved by the Board, suitable candidates for nomination or appointment to the Board;
●	in conjunction with the Board, establishes qualification standards for Board and committee membership;
●	develops and recommends to the Board an annual self-evaluation process for the Board and its committees and oversees the evaluation process;
●	establishes and recommends director independence guidelines to the Board; and
●	reviews and reports on all matters generally relating to corporate governance.

The policy of the Nominations and Governance Committee is to consider candidates for Board membership received by Nominations and Governance Committee members, other Board members, management, our stockholders, third party search firms and any other appropriate sources. In evaluating the skills and characteristics required of Board members, the Nominations and Governance Committee addresses issues such as experience, diversity and skills in the context of the current make-up of the Board. Stockholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below in “Corporate Governance Principles—Stockholder Communications with the Board of Directors.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Direct stockholder nominations may be made through the procedure described below under the subheading “Stockholder Nominations.” From time-to-time, the Board of Directors or the Nominations and Governance Committee engages third-party search firms to assist with identifying and evaluating potential nominees.

In making nominee recommendations to the Board, the Nominations and Governance Committee may consider a potential nominee’s strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Nominations and Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Nominations and Governance Committee seeks nominees that it believes are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of our stockholders. Based on the Nominations and Governance Committee’s recommendation, the Board of Directors appointed J. Eric Cooney as a new director effective in March 2009 to replace the vacancy created by the resignation of James P. DeBlasio.

Only independent directors may serve on the Nominations and Governance Committee. Each member of the Nominations and Governance Committee satisfies the independence standards for such committee members established by NASDAQ. The Nominations and Governance Committee met four times during 2008.

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements, and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to Internap Network Services Corporation, Attn: Corporate Secretary, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholders’ Proposals for 2010 Annual Meeting” section of this Proxy Statement and by complying with the eligibility, advance notice and other provisions of our Amended and Restated Bylaws. Under our bylaws, a stockholder is eligible to submit a proposal if the stockholder is of record holder and entitled to vote at the annual meeting. The stockholder also must provide us with timely notice of the proposal. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.

As of December 31, 2008, the Nominations and Governance Committee had not received a recommended nominee from any stockholder or group of stockholders that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation.

CORPORATE GOVERNANCE PRINCIPLES

We have developed governance principles to assist our Board of Directors in fulfilling its responsibilities to stockholders and to provide a framework for the Board’s oversight responsibilities regarding the management of Internap. Our governance principles are dynamic and have been developed and revised to reflect changing laws, regulations and best business practices. The governance principles also provide guidance and transparency to management, employees, investors and other stakeholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies, charters, guidelines and principles relating to corporate governance and financial reporting. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Accounting/Auditing Complaint Policy, Audit Committee Charter, Compensation Committee Charter and Nominations and Governance Committee Charter on the Corporate Governance section of the Investors Services section of our website at www.internap.com. Each of these is also available in print to any stockholder upon request to the Corporate Secretary of Internap.

Independence

The Board of Directors believes that the independence of directors and Board committee members is important to assure that the Board and its committees operate only in the best interests of the stockholders and to avoid any appearance of conflict of interest. In 2008, only two current or former management employees, our Chief Executive Officer and President, and our Chairman and former Chief Executive Officer, served as directors. As of March 2009, only two current or former management employees, Mr. Cooney (our Chief Executive Officer and President) and Dr. Eidenberg (our non-executive chairman of the Board of Directors), serve as directors. Following our annual meeting, Dr. Stanzione will become our non-executive chairman of our Board of Directors. Dr. Stanzione has never served as a management employee of Internap. Our Corporate Governance Guidelines require that a majority of our directors be independent.

 The Board has determined that the following seven of its eight directors meet the director independence standards adopted by the Board and the applicable NASDAQ standards for independence (including, with respect to audit committee members, the heightened independence criteria applicable to audit committee members under the NASDAQ and SEC independence standards), have no material relationship with Internap and, therefore, are independent: Charles B. Coe, Eugene Eidenberg, William J. Harding, Patricia L. Higgins, Kevin L. Ober, Gary M. Pfeiffer and Daniel C. Stanzione.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the primary framework of governance principles applicable to Internap. The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations, management succession and ethical expectations.

The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations, management succession and ethical expectations. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found on the Corporate Governance section of the Investors Services section of our website at www.internap.com.

Stock Retention Requirements for Directors and Executive Officers

The Board believes that directors and management should have a significant financial stake in Internap to align their interests with those of the stockholders. For that reason, in 2007 the Board adopted and has subsequently amended formal requirements that directors and executive management retain specified amounts of Internap stock granted or awarded to them in connection with their service to us. The stock retention guidelines are further described below in “Compensation Discussion and Analysis—Stock Retention Guidelines.”

Code of Conduct

For years, Internap and its employees and directors have followed a Code of Conduct. This Code of Conduct establishes basic guidelines to help employees and directors comply with applicable legal requirements and sets forth our expectations regarding business ethics, integrity, honesty and fairness. The Code of Conduct contains our principles and procedures regarding conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with laws, rules and regulations, “whistle blower” protection provisions, expectations regarding the integrity of books and records and guidelines and procedures for many other subjects.

Accounting/Auditing Complaint Policy

The Board has adopted an Accounting/Auditing Complaint Policy (“Finance Ethics Code”). This is an ethics code focused on the financial reporting process and is intended to protect the interests of all of our constituents, including stockholders, employees and customers. The Finance Ethics Code applies to our directors and employees and sets forth specific rules of conduct and expectations regarding the financial reporting process, protection of our assets, compliance with rules and regulations and honest and ethical conduct in connection with the financial reporting process and related disclosures. The Finance Ethics Code and the Code of Conduct are available on the Corporate Governance section of the Investors Services section of our website at www.internap.com, where we also will post any waiver of or amendment to these codes for directors or executive officers.

Board Committee Charters

The Board has organized and formed three standing committees, the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. The Board has approved a committee charter for each committee that contains basic principles regarding the committee’s organization, purpose, authority and responsibilities. The performance of each committee is reviewed annually by committee members and the Board.

Attendance

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of our Board of Directors and is a priority. Directors are expected to make every effort to attend every Board meeting. Directors are also encouraged to attend the annual meeting of stockholders. All then-current directors attended the 2008 annual meeting.

Board and Company Culture

Our comprehensive governance guidelines and principles are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they desire. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our formal governance guidelines, principles, charters and policies.

Stockholder Communications with the Board of Directors

The Board of Directors has a policy and process to facilitate stockholder communications with directors. Stockholders who wish to communicate directly with the Board of Directors may do so by writing to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attn: Corporate Secretary or by sending electronic mail to boardofdirectors@internap.com.

The Corporate Secretary will forward all communications received without reviewing or editing them. The Chairman of the Board of Directors, or the other director to whom your communication is addressed, if other than the Board, will decide whether and how to respond to your communication. Such person may consult with the Corporate Secretary regarding his or her response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of March 27, 2009 by (a) each beneficial owner known to us, based solely on inspection of Schedule 13G filings made with the SEC, of more than 5% of our outstanding shares of common stock, (b) our current directors and nominees for director, (c) each of the named executive officers (as defined below under “Compensation Discussion and Analysis”), and (d) all of our current directors, nominees for director and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

The percentage of common stock beneficially owned is based on 50,839,031 shares of our common stock outstanding at March 27, 2009. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our common stock over which the stockholder has sole or shared voting or investment power and those shares of our common stock that the stockholder has the right to acquire within 60 days after March 27, 2009 through the exercise of any stock option or otherwise. The “Percent of Class” column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class

Kornitzer Capital Management, Inc.(2)	3,428,025	6.7%
5420 West 61st Place
Shawnee Mission, Kansas 66205
Integral Capital Management VII, LLC, Integral Capital	4,310,000	8.5%
Management VIII, LLC and ICP Absolute Return
Management, LLC(3)
3000 Sand Hill Road, Building 3, Suite 240
Menlo Park, California 94025
J. Eric Cooney(4)	400,000	*
James P. DeBlasio(5)	774,284	1.5%
Charles B. Coe	61,000	*
Eugene Eidenberg(6)	250,156	*
William J. Harding(7)	32,282	*
Patricia L. Higgins	48,729	*
Kevin L. Ober	31,000	*
Gary M. Pfeiffer	20,000	*
Daniel C. Stanzione	53,000	*
George E. Kilguss III	237,700	*
Richard P. Dobb	96,849	*
Timothy P. Sullivan	128,022	*
Randal R. Thompson	99,437	*
Philip N. Kaplan(8)	329,321	*
Vincent Molinaro(9)	33,430	*
All directors and executive officers as a group (15 persons)	2,595,210	5.0%

* Less than 1%.

(1)
Includes (a) shares that may be forfeited if the named executive officer does not satisfy the vesting provisions of restricted stock and (b) shares that may be acquired by the exercise of stock options granted under our stock option plans within 60 days after March 27, 2009. The number of shares of restricted stock and the number of shares subject to stock options exercisable within 60 days after March 27, 2009 for each of the directors and named executive officers is shown below:

Name	Restricted Stock	Options	Total
J. Eric Cooney	300,000	—	300,000
James P. DeBlasio	—	529,000	529,000
Charles B. Coe	4,167	41,000	45,167
Eugene Eidenberg	4,167	147,999	152,166
William J. Harding	2,500	5,000	7,500
Patricia L. Higgins	4,167	39,000	43,167
Kevin L. Ober	4,167	26,000	30,167
Gary M. Pfeiffer	10,833	5,000	15,833
Daniel C. Stanzione	6,667	39,000	45,667
George E. Kilguss III	237,700	—	237,700
Richard P. Dobb	87,297	—	87,297
Timothy P. Sullivan	106,144	—	106,144
Randal R. Thompson	77,892	2,437	80,329
Philip N. Kaplan	—	—	—
Vincent Molinaro	—	—	—
Directors and executive officers as a group	845,701	834,436	1,680,137

(2)
Based on information set forth in Schedule 13G filed January 9, 2009. Kornitzer reported that it had sole voting power over 3,428,025 shares of common stock, sole dispositive power over 3,304,650 shares of common stock and shared dispositive power over 123,375 shares of common stock.

(3)
Based on information set forth in Amendment No. 1 to Schedule 13G filed February 9, 2009. Integral Capital Management VII, LLC reported that it had shared voting and dispositive power over 2,500,000 shares of common stock; Integral Capital Management VIII, LLC reported that it had shared voting and dispositive power over 1,400,000 shares of common stock; and ICP Absolute Return Management, LLC reported that it had shared voting and dispositive power over 410,000 shares of common stock.

(4)	Mr. Cooney became our President and Chief Executive Officer on March 16, 2009.
(5)
Mr. DeBlasio resigned as our President and Chief Executive Officer on March 15, 2009. In connection with the termination of his employment, all outstanding shares of restricted stock and options to purchase common stock became immediately vested as of his termination date.

(6)
Includes 236 shares of common stock held by Dr. Eidenberg; 45,556 shares of common stock held by Dr. Eidenberg, as trustee of the Eugene Eidenberg Trust dated 9/97; 2,799 shares of common stock held by Eugene Eidenberg, as trustee of the Anna M. Chavez Educational Trust; 40,000 shares of common stock held by the Eugene Eidenberg Grantor Retained Annuity Trust and 8,566 shares held by Anna M. Chavez.

(7)
Dr. Harding retired from Morgan Stanley Venture Partners III, LLC and Morgan Stanley & Co., Inc. in 2007. At that time, Dr. Harding assigned all of his equity compensation received while serving on our Board of Directors to Morgan Stanley, which consisted of 2,500 shares of restricted common stock and options to purchase 27,000 shares of common stock that are vested and exercisable. Dr. Harding disclaims beneficial ownership in all such shares. Because Dr. Harding has retired from Morgan Stanley, such shares are excluded from the table above.

(8)
Mr. Kaplan resigned his position as Chief Strategy Officer in June 2008. The number of shares reported in the table above is based on the latest information available to us which may not reflect the current holdings of Mr. Kaplan.

(9)
Mr. Molinaro resigned his position as Chief Operating Officer in June 2008. The number of shares reported in the table above is based on the latest information available to us which may not reflect the current holdings of Mr. Molinaro.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. Cooney, our current President and Chief Executive Officer effective March 16, 2009, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position
J. Eric Cooney	43	President and Chief Executive Officer
George E. Kilguss III	48	Vice President and Chief Financial Officer
Richard P. Dobb	55	Chief Administrative Officer
Timothy P. Sullivan	67	Chief Technology Officer
Randal R. Thompson	41	Vice President, Global Sales

George E. Kilguss III has been our Vice President and Chief Financial Officer since April 2008 and manages all of our finance and accounting activities. Prior to joining us, Mr. Kilguss served as Chief Financial Officer of Towerstream Corporation from 2004 to 2007. From November 2000 until December 2003, Mr. Kilguss was a private investor. From September 1998 until October 2000, Mr. Kilguss was Chief Financial Officer of Stratos Global Corporation, a publicly traded company on the Toronto Stock Exchange. Mr. Kilguss was also an Executive Vice President of Stratos Global Corporation and served on its board of directors from April 1999 until October 2000. Mr. Kilguss holds a Master of Business Administration degree in finance and accounting from the University of Chicago’s Graduate School of Business and a Bachelor of Science degree in economics and finance from the University of Hartford.

Richard P. Dobb has been our Chief Administrative Officer since June 2008, where he leads our Human Resources, Real Estate and Facilities and Legal functions, and as our Vice President, General Counsel and Secretary since April 2007. Prior to joining us, Mr. Dobb served as Chief Legal Officer and Corporate Secretary for S1 Corporation from 2001 to 2007. Prior to joining S1, Mr. Dobb was Vice President, General Counsel and Corporate Secretary of eShare Communications, Inc., a global provider of Web-based customer care software solutions. Mr. Dobb has also served as a senior counsel at Digital Equipment Corporation and as Chief Legal Officer of the Georgia Institute of Technology. Additionally, Mr. Dobb was a member of the corporate finance practice at King & Spalding LLP. Mr. Dobb holds a B.A. from Rutgers University and J.D from the Emory University School of Law.

Timothy P. Sullivan has been our Chief Technology Officer since 2007 and leads Product Engineering and Development, Network Operations, our three Business Unit’s (CDN, IP and Data Center), Marketing, Information Technology and Service. From 2004 to 2006, Mr. Sullivan was the President and Chief Executive Officer, and a founder, of CebaTech Inc., whose compiler technology produces hardware designs and improves time to market from existing software implementations. From 2001 to 2003, Mr. Sullivan served as the President of Lucent Technologies Inc.’s Optical Networking Group, after holding positions of Chief Operating Officer and Vice President/General Manager for server and network edge products beginning in 1998. Mr. Sullivan founded Connectware, Inc., an ATM network application solutions company, where he served as Chief Executive Officer and President from 1993 to 1997. Mr. Sullivan served as Vice President at Northern Telecom (Nortel) from 1985 to 1993, first directing the Bell Northern Research customer premise, inter-exchange carrier and wireless development operations in the United States, and later running the Nortel data networking business. Mr. Sullivan began his career with IBM in 1964, where his responsibilities included Product Development and Marketing leadership roles in IBM’s Data Networking business as well as the introduction of their network management portfolio. Mr. Sullivan holds a B.S. in Electrical Engineering from the University of Notre Dame.

Randal R. Thompson has been our Vice President of Global Sales since 2007 and leads our worldwide sales organization, strategy and programs. Mr. Thompson originally joined us in 2003 as Market Manager and previously served as our regional Vice President Sales for mid-America and Europe from 2006 to 2007. Prior to joining us, Mr. Thompson served as Director of Sales for Major and National Accounts at MCI WorldCom. Mr. Thompson holds a B.S. from the University of New Haven.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss our compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers and two other individuals who served as executive officers during 2008 but were no longer employed by us as of December 31, 2008. We refer to these individuals as the “named executive officers.” Our discussion focuses on compensation paid to our named executive officers in 2008, our most recently completed fiscal year, and actions we have taken in 2009 that affect the current and future compensation of our named executive officers.

This Compensation Discussion and Analysis outlines our compensation philosophy, the development and administration of our policies and our use of consultants and describes how and why we paid each component of compensation to our named executive officers.

Philosophy

Our executive compensation program is designed to: (a) attract, motivate, reward and retain highly-qualified executives who will lead our company and achieve and inspire superior performance; (b) provide incentives for achievement of specific near-term individual, business unit and corporate goals and reward attainment of goals at established levels; (c) provide incentives for achievement of longer-term financial goals and reward attainment of goals at established levels; (d) build a strong link between an individual’s performance and his or her compensation; and (e) further align the interests of management with our stockholders by providing equity incentive compensation that ties value creation of our management with that of our stockholders. Our executive compensation program is intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance and is intended to be competitive with a select group of peer companies, as well as a larger group of other technology companies. Our Compensation Committee assesses our executive officer compensation annually to monitor our adherence to these principles.

We operate in an industry characterized by intense competition, rapid technological change and the introduction of new products and services. Successful companies in our industry are those that achieve growth in this environment. Our compensation program reflects our commitment to growth and increasing stockholder value by providing bonuses only when we have achieved identified levels of corporate growth. For example, the bonuses we awarded to our named executive officers in 2007 for performance in 2006 were the first such bonuses that we awarded and followed achievement of our strong financial performance. Conversely, we did not award bonuses in 2009 for performance in 2008 given that we did not achieve the internal targets established for our 2008 Executive Bonus Award Incentive Plan. Similarly, our named executive officers forfeited 50% of the shares of performance-based restricted stock awarded to them in 2008 which were due to have vested, if at all, in 2009 under the 2008 Long Term Incentive Plan because we did not achieve the internal targets established for our 2008 Long Term Incentive Plan.

Implementation of Our Compensation Program

Our Compensation Committee reviews and approves recommendations regarding our executive compensation plans consistent with our corporate objectives and stockholder interests. The Compensation Committee’s charter, which is available on our website, requires the Compensation Committee to annually review each named executive officer’s compensation package. The Compensation Committee considers: (a) the extent to which we attained specified corporate objectives for the preceding year; (b) the extent to which the named executive officer attained his or her individual objectives for the preceding year; (c) the recommendations of our Chief Executive Officer with respect to compensation of the other named executive officers; (d) the experience and contribution levels of the named executive officer; (e) internal pay equity; and (f) the total compensation levels of executive officers in similar positions in companies in a select group of peer companies, as well as a larger group of other technology companies, through surveys conducted by independent compensation consultants. Periodically, the Compensation Committee will engage a compensation consultant to conduct an assessment of our executive compensation program. We describe our use of consultants below.

Our Compensation Committee approves the total compensation, including base salary adjustments, cash bonus and long-term incentive awards, of the named executive officers, other than the Chief Executive Officer, based on the factors described in the preceding paragraph. The Compensation Committee considers the same factors when evaluating the Chief Executive Officer’s performance and recommends a compensation package, including base salary adjustments, cash bonus and long-term incentive awards, to our Board of Directors for its review, discussion and approval. A majority of the independent directors of the full Board of Directors must approve the compensation of our Chief Executive Officer.

The Compensation Committee has historically adjusted the base salaries of our named executive officers in January of each year. The Compensation Committee typically awards bonuses, if any, in March after financial results for the preceding year are available, and also approves a long-term incentive plan in March.

We faced a very challenging economic environment in 2008 and expect this to continue throughout 2009. As a result, it is difficult to predict the effects that the unprecedented global financial and economic crises will have on our financial performance in 2009. These economic conditions can impact our executive compensation program in a number of ways, including:

●	making it more difficult to assess future market conditions and set appropriate performance targets;
●	making it more difficult for our named executive officers and our company to achieve their respective performance targets; and
●	contributing to reductions in our stock price, which in turn may adversely affect the value of equity compensation.

Our Compensation Committee met on several occasions in late 2008 and early 2009, which allowed it to further consider the impact of the changing economic environment on the executive compensation program. As a result, the Compensation Committee evaluated compensation for 2009 with an eye toward balancing retention of executive officers with our performance in 2008, our pay-for-performance principles and costs of compensation. The Compensation Committee and our full Board of Directors understands that setting our compensation program each year is a dynamic and evolving process, and that general economic conditions must be considered and will have an impact on the parameters of our compensation program. Within this framework, the Compensation Committee determined that none of the named executive officers will receive a base salary increase for 2009. The length of the current base salary freeze will depend on a number of factors, including general economic conditions and our performance within our industry.

In addition, as noted above, the Compensation Committee determined not to pay bonuses for 2008 performance as we did not achieve the internal targets established for our 2008 Executive Bonus Award Incentive Plan. The Compensation Committee believes that long-term equity incentives will provide appropriate alignment with stockholders during this challenging period and will reward the executive officers, including the named executive officers, for building and sustaining long-term stockholder value. The current and projected economic environment has also made forecasting future performance more difficult. The 2009 financial performance targets for the 2009 Executive Bonus Award Incentive Plan will consist of revenue, adjusted EBITDA and free cash flow targets.

Use of Consultants and Comparison Group Analysis

We recognize that a competitive and well-designed compensation program is critical for meeting our short- and long-term business objectives as well as attracting, motivating, rewarding and retaining qualified executives. To ensure that our compensation program achieves these objectives, our Compensation Committee has engaged independent third-party compensation consultants to assist it in setting our compensation programs.

Compensation for 2008

The Compensation Committee engaged Aon Consulting (“Aon”) to assist it in setting the 2008 compensation program. Aon assisted the Compensation Committee in identifying and establishing total compensation data and general oversight of our executive compensation program. Aon worked with our Compensation Committee in 2008 to evaluate compensation practices and assist the Compensation Committee with developing and implementing our executive compensation program and philosophy. The Compensation Committee analyzed the information provided by Aon and used it in setting and/or confirming compensation levels, but did not delegate authority to set compensation to Aon or to any other party.

In preparing its competitive data, Aon utilized published surveys and compensation information from a select peer group of companies that operate in the same markets. Aon developed key findings from an analysis of competitive compensation data and its review of information provided by us. Aon compared our named executive positions to the executives listed in the proxy statements of the selected peer companies. Our Compensation Committee, with Aon’s advice, selected the peer companies. The peer group for 2008 consisted of: Akamai Technologies, Inc.; Blue Coat Systems; Cbeyond Inc.; Cogent Communications Group; Equinix Inc.; Global Crossing Ltd.; Level 3 Communications Inc.; Limelight Networks Inc.; Navisite Inc.; Paetec Holding Corp.; Riverbed Technology Inc.; Savvis Inc.; Switch & Data Facilities Co.; Terremark Worldwide Inc. and XO Holdings Inc.

Aon then matched our executive positions to published compensation survey data for similarly-sized companies. The surveys are generally broad in scope and incorporate the compensation data from hundreds of respondent companies. Aon aged this salary information to October 1, 2008 at a 3.5% annualized increase rate. Aon utilized the following published surveys:

●	the 2008 Confidential Radford Executive Compensation Survey, Telecommunications Products/Services with revenues from $200 million to $1 billion;
●	the 2007 William M. Mercer Executive Compensation Report, All Organizations with revenues less than $1 billion; and
●	the 2007 Watson Wyatt Industry Report on Top Management Compensation, All Organizations with revenues from $150 million to $750 million.

Aon then evaluated the elements of our compensation program and total compensation levels, which are comprised of base salary and annual and long-term incentives, for the positions matched to the survey sources. Aon also developed a database of compensation and financial information for us and our self-selected peer group.

Our 2007 compensation program was set based on the foregoing discussion; however, the 2007 peer group also included the following companies (which were not included in the 2008 peer group analysis): Covad Communications Group; Infospace Inc.; ITC Deltacom Inc.; Neustar Inc.; Premier Global Services and Radiant Systems Inc. We do not believe that our peer group should remain static year-to-year but instead should evolve to comprise those companies that we believe are most relevant to the setting of our compensation program. In this regard, the Compensation Committee reviews our peer group annually and determined that the 2008 peer group provided a more relevant selection of peer competitors from which to compare our compensation program for 2008.

Following determination of the appropriate peer group comparison, Aon then conducted regression analyses using the peer group database to calculate actual and expected compensation for Chief Executive Officers at the peer companies. Aon created an Executive Value Index analysis that linked peer group regression data for Chief Executive Officers, the published survey data and our internal hierarchy. As part of the Executive Value Index, Aon compared relative values from published surveys of positions below Chief Executive Officer by creating a “Published Survey Index to Chief Executive Officer.” The Chief Executive Officer index is set at 100% and the indices for positions below Chief Executive Officer are calculated by dividing the published survey results for each position by the published survey median for the Chief Executive Officer’s compensation. We believe this approach is more accurate in measuring job values based on the content of each job, rather than a sample ranking of a “highest paid,” “second highest paid,” etc.

Based on the Executive Value Index, Aon then developed recommended target compensation levels for certain officers, including the named executive officers, consisting of target base salaries, bonus opportunity ranges and long-term incentive award ranges.

Based on the published survey data, Aon concluded that base salaries for our executives, including our named executive officers, were 95.8% of the median survey data. Based on the trended peer group analysis, which was not adjusted for differences in net sales size, Aon concluded that base salaries for our executives, including our named executive officers, were 85.9% of the median survey data. The Compensation Committee determined that these levels of base salaries were appropriate in recognition of the need to provide competitive base salaries to attract and retain executive talent, while allowing for a significant portion of compensation to be at risk and dependent upon performance. Controlling base salaries and emphasizing performance-based bonuses allowed potential overall compensation to exceed or fall below the peer group levels, depending on our performance under the 2008 Long-Term Incentive Plan and 2008 Executive Bonus Award Incentive Plan.

Compensation for 2009

Late in 2008, the Compensation Committee determined that, in light of changing economic conditions and in recognition of the fact that our compensation program needs to respond to these new conditions, it would be appropriate to consider a number of independent compensation consulting firms prior to engagement for 2009. Following its review and analysis of various independent compensation consulting firms, in early 2009 the Compensation Committee engaged Compensation Strategies to provide the Compensation Committee with consulting services in 2009.

To assist with decisions regarding executive compensation for 2009, during 2008 and prior to engagement of Compensation Strategies, Aon conducted a review of the competitiveness of our executive compensation program for named executive officers and compared the total compensation package for our named executive officers to published surveys and to specific data gleaned from the proxies of our self-selected peer group. Aon followed the same methodology for this analysis as described above for its review of 2008 compensation. In several meetings during 2008, Aon presented the results of its review. The Compensation Committee considered this data along with data subsequently received from Compensation Strategies in establishing its 2009 compensation program for named executive officers. Separately, the Compensation Committee asked Compensation Strategies to assist in the development of the 2009 compensation strategy, to review the competitive positioning of the named executive officers against companies of comparable size or with similar operational characteristics and to assist in the development of recommendations to restructure the long-term incentive component of our compensation program for named executive officers. In doing so, Compensation Strategies utilized the competitive data developed by Aon which had previously been presented to the Compensation Committee and interpreted the data in accordance with its own methodology to develop its recommendations.

Executive Compensation Program Overview

The three primary elements of our executive compensation program are:

●	base salary;
●	annual cash incentives; and
●	long-term equity incentives, consisting of stock options and restricted stock.

We strive to provide sufficiently competitive levels of base salary and annual and long-term incentive opportunities to enable us to attract, motivate, reward and retain the talent needed to ensure operational and financial success, high quality customer service and sustained stockholder value. We compare each element of the total compensation package to the median of our peer group and the broader published survey pay data for similarly-sized companies in the technology industry. When our corporate performance exceeds targets established by the Compensation Committee, the total compensation paid to our named executive officers may exceed the median for total cash compensation, which reflects the Compensation Committee’s commitment to pay for performance.

We believe that a significant portion of the compensation that may be earned by our named executive officers should be performance-based because these individuals have the greatest ability to influence our performance. Our compensation practices balances short-term and long-term award opportunities to reflect the strategic roles of our named executive officers in leading us toward achievement of short-term objectives, long-term growth, increasing profitability and stockholder value creation. The current and unprecedented economic environment makes it much more difficult to assess long-term market prospects and set appropriate long-term financial objectives. Our Compensation Committee will continue to assess both general economic conditions and our corporate performance to achieve an appropriate balance between short-term and long-term objectives and make adjustments as appropriate.

Base Salary

Our Compensation Committee reviews the compensation of our named executive officers and establishes base salaries that it believes are sufficient to attract, motivate, reward and retain individuals with the qualities it believes are necessary for our long-term financial success and that are competitive in the marketplace. A named executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance, special circumstances and direct competition for the officer’s services. In specific cases, the Compensation Committee may determine the salary of a named executive officer through negotiations to recruit certain highly qualified executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the candidate to leave his or her current position and the compensation historically paid to others in that position.

Our Compensation Committee reviews the salaries of our executive officers annually. In addition to these periodic reviews, the Compensation Committee may review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly or who is a retention risk. Salaries for the named executive officers generally are based upon their personal performance in light of individual levels of responsibility, our overall corporate performance and profitability during the preceding year, economic trends that may affect us and the competitiveness of the executive’s salary with the salaries of executives in comparable positions at companies of comparable size or with similar operational characteristics. While the Compensation Committee considers each of these factors, it does not assign a specific value to any factor.

As part of the compensation setting process for the named executive officers other than the Chief Executive Officer, the Compensation Committee meets with our Chief Executive Officer and reviews the performance of each of the other named executive officers. The Compensation Committee considers the recommendations of the Chief Executive Officer along with the competitiveness of the named executive officer’s salary, based on the data provided by our compensation consultants, as discussed above. The base salary component of our executive compensation provides each named executive officer with a fixed minimum amount of annual cash compensation. Set forth below, and effective as of January 2008 unless otherwise noted, are the fiscal year 2008 base salaries for our named executive officers:

Name	Base Salary

James P. DeBlasio(1)	$460,000
George E. Kilguss III(2)	275,000
Richard P. Dobb(3)	272,800
Timothy P. Sullivan(4)	275,000
Randal R. Thompson	200,000
Philip N. Kaplan(5)	244,000
Vincent Molinaro(6)	360,000

(1)	Mr. DeBlasio resigned as our President and Chief Executive Officer as of March 15, 2009.
(2)	Mr. Kilguss became our Chief Financial Officer in April 2008.
(3)	Mr. Dobb received an increase of his base salary from $248,000 to $272,800 in June 2008 for his promotion to Chief Administrative Officer.
(4)	Mr. Sullivan received an increase of his base salary to from $250,000 to $275,000 in March 2008 in recognition of additional responsibilities assumed in his role as Chief Technology Officer.
(5)	Mr. Kaplan resigned as our Chief Strategy Officer in June 2008.
(6)	Mr. Molinaro resigned as our Chief Operating Officer in June 2008.

In January 2009, our Compensation Committee conducted its annual review of the named executive officers’ salaries. The Compensation Committee compared each named executive officer’s base salary to market median levels and considered each named executive officer’s experience and sustained performance and job performance balanced against his or her retention risk. The Compensation Committee determined that none of the named executive officers will receive a base salary increase for 2009.

Although the Compensation Committee did not grant any base salary increases for the named executive officers in 2009, Mr. Cooney’s base salary represents an increase over the base salary of his predecessor. Mr. Cooney’s base salary was established through comprehensive negotiations. Given Mr. Cooney’s background, extensive experience and considerable professional achievements, the Board of Directors considered such increase to be necessary to attract Mr. Cooney as our Chief Executive Officer compared to other opportunities available to Mr. Cooney.

Annual Cash Incentives

2008 Executive Bonus Award Incentive Plan

We believe that our compensation program should in part focus the named executive officers and other key executives on our annual financial performance and should reward individual performance. To that end, we adopted the 2008 Executive Bonus Award Incentive Plan (the “2008 Bonus Plan”). Named executive officers and other executives participated in the 2008 Bonus Plan and our Chief Executive Officer could recommend to the Compensation Committee other key contributors to participate in the 2008 Bonus Plan.

The purpose of the 2008 Bonus Plan was to:

●	focus participants’ actions on the achievement of corporate annual revenue growth and profitability goals;
●	align participant’s actions to accomplish key corporate operational and strategic goals;
●	encourage and reward participants for the achievement of specific individual objectives; and
●	maintain a competitive range of incentive compensation opportunities.

For 2008, each named executive officer’s award was based on the following three criteria:

●	achievement of corporate revenue goals, which comprised 25% of the potential award;
●	achievement of corporate adjusted EBITDA goals, which comprised 50% of the potential award; and
●	achievement of individual goals by the named executive officer, which comprised 25% of the potential award.

Payment of awards under the 2008 Bonus Plan was dependent on meeting a threshold of corporate financial performance based on revenue and adjusted EBITDA, which excluded equity compensation expenses, for 2008. Our Board of Directors established this minimum financial performance in November 2007 as part of our business plan for 2008. In addition, to receive an award under the 2008 Bonus Plan, a named executive officer was required to achieve a minimum rating in his or her performance review, which included attaining all of his or her individual and department budget objectives.

The Compensation Committee determined to base awards pursuant to the 2008 Bonus Plan on adjusted EBITDA and revenue because it believed they are accurate measurements of our core performance. The Compensation Committee based the majority of awards payable under the 2008 Bonus Plan on adjusted EBITDA because adjusted EBITDA has become a commonly used metric, especially for capital-intensive technology companies such as ours, for assessing operating performance, liquidity and valuations by investors, analysts and banks. As such, the Compensation Committee believed that our named executive officers would be appropriately incentivized to achieve our adjusted EBITDA goals.

With respect to individual goals, the Chief Executive Officer worked collaboratively with the Compensation Committee to establish his individual goals, which the Compensation Committee then recommended to the full Board of Directors for approval. The Chief Executive Officer oversaw the establishment of each of the other named executive officer’s goals for 2008, subject to the review of the Compensation Committee. Upon completion of the year, the Chief Executive Officer rated each of the other named executive officers on the attainment of those goals. Each named executive officer received a Needs Improvement rating, a Meets Expectations rating, an Often Exceeds Expectations rating or an Exceeds Expectations rating. The Board of Directors rated the Chief Executive Officer using the same rating system. If a named executive officer received a Needs Improvement rating, he or she was not eligible for any award under the 2008 Bonus Plan, regardless of our corporate financial performance.

To be eligible for awards, a participant must have been a full-time employee at the time the Board of Directors determined achievement under the 2008 Bonus Plan, which typically occurs in March of each year. If an executive joined us mid-year, his or her award would be pro-rated for the portion of the year during which he or she was an executive.

The Board of Directors assigned each executive a target level as a percentage of salary, which was based in part on comparisons to survey analysis of peer group companies and other similar companies provided by our compensation consultants, as discussed above. The target award levels for 2008 were:

Name	Target	Maximum

James P. DeBlasio (1)	70%	140%
George E. Kilguss III (2)	50%	100%
Richard P. Dobb	50%	100%
Timothy P. Sullivan	50%	100%
Randal R. Thompson	45%	90%
Philip N. Kaplan (3)	37%	74%
Vincent Molinaro (4)	50%	100%

(1)	Mr. DeBlasio resigned as our President and Chief Executive Officer as of March 15, 2009.
(2)	Mr. Kilguss became our Chief Financial Officer in April 2008.
(3)	Mr. Kaplan resigned as our Chief Strategy Officer in June 2008.
(4)	Mr. Molinaro resigned as our Chief Operating Officer in June 2008.

Our Board of Directors has sole discretion to determine whether corporate and individual objectives are met.

Our Board of Directors established the following four levels for each of the three criteria: Threshold, Target, Above and Maximum.

Potential payment for achievement of the “Threshold” objective for the corporate revenue goal and adjusted EBITDA goal was 40% of each criterion’s allocated percentage of the named executive officer’s total target award amount. For 2008, this total potential payment was 40% of 25% of the total target award amount for the corporate revenue goal and 40% of 50% of the total target award amount for the corporate adjusted EBITDA goal. Potential payment for achievement of the threshold objective for the individual goals was $0.

Potential payment for achievement of the “Target” objective for the corporate revenue goal, corporate adjusted EBITDA goal and individual goal was 100% of each criterion’s allocated percentage of the named executive officer’s total target award amount. For 2008, these potential payments were 25%, 50% and 25% of the total target award amount, respectively.

Potential payment for achievement of the “Above” objective for the corporate revenue goal, corporate adjusted EBITDA goal and individual goal was 130% of each respective goal’s allocated portion of the named executive officer’s target award amount.

Potential payment for achievement of the “Maximum” objective for the corporate revenue goal, corporate adjusted EBITDA goal and individual goal was 200% of each respective goal’s allocated portion of the named executive officer’s target award amount.

Our Board of Directors determines the potential payment for performance for the corporate revenue and corporate adjusted EBITDA goals that fell between the “Target,” “Threshold,” “Above,” or “Maximum” objectives by interpolating on a straight-line basis to determine an incentive amount.

The following table illustrates the potential payments for a named executive officer whose salary was $240,000 and whose target award was 45% of base salary:

	Weight	Threshold	Target	Above	Maximum

Annual Revenue Bonus	25%	95%	100%	105%	110%
Payout		$10,800	$27,000	$35,100	$54,000

Annual Adjusted EBITDA Bonus	50%	90%	100%	110%	120%
Payout		$21,600	$54,000	$70,200	$108,000

Individual Goals Bonus	25%	Needs Improvement	Meets Expectations	Often Exceeds Expectations	Exceeds Expectations
Payout		$0	$27,000	$35,100	$54,000

If our annual revenue was 110% of the annual revenue goal established by the Board of Directors, then this named executive officer would have received a bonus of $54,000. If our annual adjusted EBITDA objective was 110% of the adjusted EBITDA goal established by the Board of Directors, then this named executive officer would have received a bonus of $70,200. If this named executive officer received a rating of Often Exceeds Expectations, this named executive officer would have received a bonus of $35,100. This named executive officer would receive a total bonus of $159,300.

For 2008, the Board of Directors approved payment of any Target Award Level, as defined in the 2008 Bonus Plan, or excess of the Target Award Level, in shares of our common stock. The Compensation Committee determined that any payment of bonuses in 2009 will be made in cash. The Compensation Committee will determine each year whether to pay bonuses in cash, shares of our common stock or both.

In 2008, our revenue and adjusted EBITDA were less than the thresholds established in the 2008 Bonus Plan. Because we did not achieve either the revenue or EBITDA target, we did not pay bonuses to named executive officers or other employees based on 2008 performance.

Our Board of Directors has the authority to change performance targets at any point during the year. Any changes in performance targets are not an indication of how we will perform in any given year. The sole purpose of targets is to establish internal performance-based goals under an annual incentive compensation plan.

2009 Executive Bonus Award Incentive Plan

As in 2008, we have adopted the 2009 Executive Bonus Award Incentive Plan (the “2009 Bonus Plan”) to focus our named executive officers and other key executives on our annual financial performance and to reward individual performance. Named executive officers and other executives participate in the 2009 Bonus Plan and our Chief Executive Officer may recommend to the Compensation Committee other key contributors to participate in the 2009 Bonus Plan.

The purpose of the 2009 Bonus Plan is to:

●	focus participants’ actions on the achievement of corporate annual revenue growth and profitability goals;
●	align participants’ actions to accomplish key corporate operational and strategic goals;
●	encourage and reward participants for the achievement of specific individual objectives; and
●	maintain a competitive range of incentive compensation opportunities.

For 2009, each named executive officer’s award will be based on the following two criteria:

●	achievement of corporate targets, including revenue, EBITDA and free cash flow, which is EBITDA less capital expenditures, which collectively will comprise 70% of the potential award; and
●	achievement of individual goals by the named executive officer, which will comprise 30% of the potential award.

The Compensation Committee approved the following target award levels for our named executive officers, other than our Chief Executive Officer, and the Board of Directors approved the target award level for the Chief Executive Officer:

Name	Target	Maximum

James P. DeBlasio (1)	70%	140%
George E. Kilguss III	50%	100%
Richard P. Dobb	50%	100%
Timothy P. Sullivan	50%	100%
Randal R. Thompson	50%	100%
J. Eric Cooney(2)	100%	200%

(1)	Mr. DeBlasio resigned as our President and Chief Executive Officer as of March 15, 2009.
(2)	Mr. Cooney became our President and Chief Executive Officer as of March 16, 2009.

Long-Term Equity Incentives

Historically, we awarded primarily non-qualified stock options as equity compensation due to the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. Beginning in 2006, however, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (revised 2004), making the accounting treatment of stock options less attractive because it required us to record an expense related to stock options. As a result, we assessed the desirability of granting shares of restricted stock to employees, particularly executive officers, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution. We continue to award stock options to certain new employees, upon a promotion, as a result of performance evaluations and in other special situations.

Our Compensation Committee grants stock options and restricted stock to named executive officers, other than the Chief Executive Officer, under the Amended and Restated Internap Network Services Corporation 2005 Incentive Stock Plan (the “Stock Plan”), which our stockholders approved, to provide long-term incentives that are aligned with the creation of increased stockholder value over time. We believe an executive who owns options or restricted stock will have an increased personal interest in our growth and success. Because these awards vest over time, they also serve as a retention device. The Compensation Committee recommends the amounts of the Chief Executive Officer’s awards to the Board of Directors, and the Board of Directors approves his grants under the Stock Plan. The exercise price of options is the fair market value of our stock on the grant date. Options typically have a 10-year term and generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. Shares of restricted stock typically vest in 16 equal quarterly installments.

Our Compensation Committee annually reviews long-term incentive levels for all named executive officers in light of long-term strategic and performance objectives and each named executive officer’s current and anticipated contributions to our future performance. When determining the number of stock options or shares of restricted stock to be awarded to a named executive officer, the Compensation Committee considers: (a) the named executive officer’s current contribution to our performance; (b) the named executive officer’s anticipated contribution in meeting our long-term strategic performance goals and (c) comparisons to formal surveys of executive long-term incentive awards relative to the median of the peer group, as well as a larger group of other similarly-sized technology companies prepared by our compensation consultants, as discussed above.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year. These grants were made in March 20, 2008 for our 2007 fiscal year and March 25, 2009 for our 2008 fiscal year. We selected this timing in March because it enables us to consider both our corporate performance and the named executive officer’s performance for the previous year, as well as to consider our expectations for the current year. The Compensation Committee’s schedule is determined months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

We do not time, and have never timed, the grant of stock options or restricted stock in coordination with the release of material non-public information nor have we timed our release of non-public information for the purpose of affecting the value of executive compensation. Although our Chief Executive Officer may recommend the amount of stock awards granted to management, the Compensation Committee, or in the case of awards to our Chief Executive Officer, the Board of Directors, approves the grant of all stock awards and does not delegate the timing of grants. We have retained a third party service provider to administer the day-to-day activities of the Stock Plan, but the provider does not determine the recipient of awards, the amount or timing of awards granted to a participant, the exercise price or vesting of awards.

Prior to the scheduled meeting of the Compensation Committee in March 2009, Compensation Strategies prepared recommendations for the grant of equity awards for employees and executives, including the named executive officers. The Compensation Committee approved the following recommendations:

●	split the value of the grant of equity awards between restricted stock grants and stock option grants;
●	modify the vesting of subsequent restricted stock awards to be based 100% on time-based vesting;
●
discontinue the use of the prior formula based approach for determining equity award amounts in favor of benchmarking award values based on the results of Aon’s competitive market survey discussed above;

●	grant stock options with vesting of 25% on the first anniversary of the grant date and 36 equal monthly installments thereafter; and
●	grant restricted stock with vesting of 25% in four annual installments.

Historically, our performance-based vesting of restricted stock has been based on three-year performance periods. The elimination of performance-based vesting for awards made in 2009 reflects the Compensation Committee’s concerns with establishing long-term performance objectives in this challenging and uncertain economic environment. Even with the elimination of performance-based vesting, the Compensation Committee believes that the compensation program for the named executive officer retains significant performance incentives. Specifically, the 2009 Bonus Plan provides significant performance incentives for 2009. The restricted stock and stock option grants also provide longer-term incentives since recipients can benefit significantly from appreciation in our stock price. The inclusion of stock option grants in the equity awards enhances the benefits of stock price appreciation for recipients, thus furthering the goal of rewarding performance and aligning the interests of the named executive officers with those of our stockholders.

To determine the awards for each named executive officer, other than the Chief Executive Officer, the Compensation Committee used the results provided from Aon’s competitive market survey as a benchmark rather than using the formula-based method that we historically used. Specifically, the Compensation Committee targeted awards to be equal to the adjusted 50th percentile of equity incentive award values of the competitive market data. The value of awards at the 50th percentile were first adjusted downward by 20% to reflect a discount from 2008 market values, which the Compensation Committee believes is a fair and reasonable estimate of 2009 market values. The Compensation Committee then made adjustments for individual awards to each named executive officer based on each officer’s contribution and anticipated contribution, which adjustments remained within 10% of the benchmarked amounts.

Mr. Cooney’s equity awards were determined through comprehensive negotiations prior to his hiring. Given Mr. Cooney’s background, extensive experience and considerable professional achievements, the Board of Directors considered the amount and structure of such equity awards to be necessary to attract Mr. Cooney as our Chief Executive Officer as compared to other opportunities available to Mr. Cooney.

The equity awards granted to the named executive officers are as follows:

	Restricted Stock		Stock Options
Name	(#)		(#)
J. Eric Cooney	300,000	(1)	600,000
George E. Kilguss III	37,700		67,900
Richard P. Dobb	37,400		67,400
Timothy P. Sullivan	37,700		67,900
Randal R. Thompson	23,300		41,900

(1) In addition, Mr. Cooney will be granted 200,000 shares of restricted stock on each of the first anniversary and the second anniversary of Mr. Cooney’s commencement of employment.

Stock Retention Guidelines

In March 2009, the Board of Directors revised its stock retention guidelines for the named executive officers. The stock retention guidelines require the named executive officers to retain a certain percentage of the net shares obtained from option exercises or vesting of shares of restricted stock after costs of exercise and taxes. The percentage of net shares obtained from option exercises or vesting of shares of restricted stock after costs of exercise and taxes that each executive is to retain and the time in which he or she is to hold such shares are as follows:

Position	Retention Ratio	Time to Retain From Date of Acquisition

Chief Executive Officer	50.0%	Five Years
Chief Financial Officer	33.3%	Four Years
Chief Administrative Officer	33.3%	Four Years
Chief Technology Officer	33.0%	Four Years
Vice President Global Sales	33.0%	Four Years

These guidelines apply to the grants made pursuant to the Stock Plan in March 2009 described above and will apply to future grants unless subsequently modified by the Board of Directors. The named executive officers are subject to these guidelines for as long as he or she is our employee.

The Board of Directors concluded that the emerging best practices in corporate governance include such guidelines and adopted these stock retention guidelines to further align the interests of the executives with our stockholders’ interests.

Perquisites; Other Compensation

We annually review any perquisites that our named executive officers may receive. In general, we do not provide our named executive officers with many of the types of perquisites that other companies offer their executives. We describe the perquisites provided to our named executive officers in the Summary Compensation Table below.

We provide named executive officers with the same benefit package available to all of our salaried employees. This package includes: (a) health and dental insurance; (b) basic life insurance; (c) long-term disability insurance; and (d) participation in our 401(k) plan, including discretionary company-matching contributions.

Limitations on the Deductibility of Executive Compensation

Compensation payments in excess of $1 million to the Chief Executive Officer or the other five most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect that any portion of our deduction for executives will be disallowed in 2009 by reason of awards granted in 2008.

We do not require all of our compensation programs to be fully deductible under Section 162(m). Certain compensation paid by us in future years may not qualify as performance-based compensation that is excluded from the limitation on deductibility. However, because we have available net operating losses, the impact of any non-deductibility will be negligible.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during fiscal 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(2)	($)(1)(3)	($)(4)	($)
James P. DeBlasio former President and Chief Executive Officer	2008	460,000	—	813,470	436,645	—	114,618	1,824,733
	2007	425,000	—	524,831	435,452	337,663	27,462	1,750,408
	2006	350,000	—	119,918	435,452	—	47,599	952,969

George E. Kilguss III Vice President and Chief Financial Officer (5)	2008	202,196	—	163,901	—	—	91,837	457,934
	2007	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—

Richard P. Dobb Chief Administrative Officer (6)	2008	260,400	—	163,850	—	—	6,954	431,204
	2007	180,000	—	78,783	—	122,580	4,554	385,917
	2006	—	—	—	—	—	—	—

Timothy P. Sullivan Chief Technology Officer (7)	2008	269,792	—	218,320	—	—	25,193	513,305
	2007	180,000	—	78,783	—	—	54	258,837
	2006	—	—	29,978	—	—	—	29,978

Randal R. Thompson Vice President Global Sales	2008	200,000	—	186,418	9,487	—	4,479	400,384
	2007	167,010	30,000	50,166	10,253	125,000	197,487	579,916
	2006	141,458	18,890	14,903	24,430	—	103,961	303,642

Philip N. Kaplan former Chief Strategy Officer (8)	2008	129,693	—	28,979	78,315	—	3,409	240,396
	2007	230,808	—	—	396,641	98,688	5,048	731,185
	2006	148,750	120,000	—	—	—	—	268,750

Vincent Molinaro former Chief Operating Officer (9)	2008	180,000	6,667	543,393	—	—	183,888	913,948
	2007	247,917	13,333	325,086	—	75,000	3,180	664,516
	2006	—	—	—	—	—	—	—

(1)	Includes amounts earned because of achievement of personal performance goals.
(2)
Represents the proportionate amount of the total fair value of stock and option awards that we recognized as an expense in fiscal 2008, 2007 and 2006 for financial accounting purposes, excluding forfeitures related to service-based vesting conditions. We determined the fair values of these awards and the amounts expensed in accordance with SFAS 123R. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in prior years for which we continued to recognize expense in fiscal 2008, 2007 and 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
As provided in the 2008 Bonus Plan, the Compensation Committee determined and approved bonus payments in 2008 for performance in 2007 in excess of the targets established in the 2008 Bonus Plan for each named executive officer, other than the Chief Executive Officer, and the Board of Directors determined the bonus payment for the Chief Executive Officer, and paid such excess in shares of common stock on March 15, 2008. Mr. DeBlasio’s bonus consisted of $297,500 paid in cash and $40,163 paid in shares of common stock. Mr. Dobb’s bonus consisted of $108,000 paid in cash and $14,180 paid in shares of common stock. Mr. Thompson’s bonus consisted of $125,000 paid in cash. Mr. Kaplan’s bonus consisted of $87,000 paid in cash and $11,688 paid in shares of common stock. The amounts reported in this column include the value of such shares. The value of these shares is not, however, reflected in the “Stock Awards” column.

(4)
The compensation listed in this column for 2008 includes: (a) our matching contributions to the accounts of the named executive officers under our 401(k) savings plan as follows: $6,900 for Mr. DeBlasio; $4,375 for Mr. Kilguss; $6,900 for Mr. Dobb; $0 for Mr. Sullivan; $4,003 for Mr. Thompson; $3,355 for Mr. Kaplan and $3,833 for Mr. Molinaro; and (b) payments made by us for premiums on certain life insurance policies in the amount of $54 for each of the named executive officers. The compensation listed in this column for Mr. DeBlasio also includes $35,550 for corporate housing, $16,168 for the use of a company-provided automobile and a gross up of $55,946 for the payment of estimated taxes on taxable reimbursements made to Mr. DeBlasio. The compensation listed in this column for Mr. Kilguss also includes a gross up of $23,107 for the payment of taxes related to relocation expenses and $64,302 in relocation expenses. The compensation listed in this column for Mr. Sullivan also includes a gross up of $25,139 for the payment of estimated taxes on taxable reimbursements made to Mr. Sullivan. The compensation listed in this column for Mr. Thompson also includes a sales bonus of $422. The compensation listed in this column for Mr. Molinaro includes a severance payment of $180,000 related to his termination of employment.

(5)	Mr. Kilguss’ employment began in April 2008.
(6)	Mr. Dobb’s employment began in April 2007.
(7)	Mr. Sullivan’s employment began in November 2006.
(8)	Mr. Kaplan resigned as our Chief Strategy Officer in June 2008.
(9)	Mr. Molinaro resigned as our Chief Operating Officer in June 2008.

Grants of Plan-Based Awards

The following table provides information regarding grants of awards made to the named executive officers in 2008:

Name and Principal	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Position	Date		($)	($)	($)	(#)	($)
James P. DeBlasio	3/15/2008	(2)	—	—	—	6,638	40,160
former President and Chief Executive Officer	3/20/2008		128,800	322,000	644,000	149,776	536,950

George E. Kilguss III	4/30/2008		55,000	137,500	275,000	200,000	962,000
Chief Financial Officer

Richard P. Dobb	3/15/2008	(2)	—	—	—	2,409	14,574
Chief Administrative Officer	3/20/2008		41,545	103,863	207,727	34,606	124,066

Timothy P. Sullivan	3/15/2008	(2)	55,000	137,500	275,000	5,220	31,581
Chief Technology Officer	3/20/2008		—	—	—	53,298	191,078

Randal R. Thompson	3/20/2008		36,000	90,000	180,000	27,908	100,052
Vice President Global Sales

Philip N. Kaplan	3/15/2008	(2)	—	—	—	1,931	11,683
former Chief Strategy Officer	3/20/2008		43,920	109,803	219,600	34,048	122,065

Vincent Molinaro	3/20/2008		70,000	175,000	350,000	69,772	250,136
former Chief Operating Officer

(1)
In 2008, our revenue and adjusted EBITDA were less than the thresholds established in the 2008 Bonus Plan. Because we did not achieve either the revenue or EBITDA target, we did not pay bonuses to the named executive officers or other employees based on 2008 performance.

(2)
As permitted by the Stock Plan, the Compensation Committee determined and approved bonus payments in 2008 for performance in 2007 in excess of the targets established in the Stock Plan for each named executive officer, other than the Chief Executive Officer, and the Board of Directors determined the bonus payment for the Chief Executive Officer, and paid such excess in shares of our common stock on March 15, 2008. Mr. DeBlasio’s bonus consisted of $297,500 paid in cash and $40,163 paid in shares of common stock, or 6,638 shares. Mr. Dobb’s bonus consisted of $108,000 paid in cash and $14,180 paid in shares of common stock, or 2,409 shares. Mr. Kaplan’s bonus consisted of $87,000 paid in cash and $11,688 paid in shares of common stock, or 1,931 shares.

Outstanding Equity Awards At Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2008:

						Stock Awards
						Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
				($)		(#)		($)

James P. DeBlasio	25,000	(2)	—	13.50	9/16/2013	86,972	(3)	217,430
former Chief Executive Officer and President	2,000		—	14.90	5/27/2014	135,734	(4)	339,335
	2,000		—	4.60	6/23/2015	—		—
	406,250		93,750	4.80	9/30/2015	—		—

George E. Killgus III	—		—	—	—	200,000		500,000
Chief Financial Officer

Richard P. Dobb	—		—	—	—	22,500	(5)	56,250
Chief Administrative Officer	—		—	—	—	31,362		78,405

Timothy P. Sullivan	—		—	—	—	26,250		65,625
Chief Technology Officer	—		—	—	—	48,301		120,753

Randal R. Thompson	458		271	5.30	1/18/2016	3,750		9,375
Vice President Global Sales	1,625		562	14.46	9/28/2016	2,812		7,030
	—		—	—	—	30,000		75,000
	—		—	—	—	25,292		63,230

Philip N. Kaplan	—		—	—	—	—		—
former Chief Strategy Officer (6)

Vincent Molinaro	—		—	—	—	—		—
former Chief Operating Officer (7)

(1)	The fair market value of a share of our common stock on December 31, 2008 was $2.50.
(2)
Mr. DeBlasio was granted 500,000 options on September 30, 2005. Of the total award, 25% vested immediately, but were not exercisable until September 30, 2006 with the remaining shares vesting annually over a four-year period beginning September 30, 2005, and the other options were granted for Mr. DeBlasio’s service as a director. All of Mr. DeBlasio’s outstanding equity awards vested as of March 15, 2009 in connection with his termination of employment.

(3)
Mr. DeBlasio was awarded shares of restricted stock on September 30, 2005. Of the total award, 50% of those shares vested on September 30, 2006, with the remaining shares vesting annually over a three-year period beginning September 30, 2006. All of Mr. DeBlasio’s outstanding equity awards vested as of March 15, 2009 in connection with his termination of employment.

(4)
Mr. DeBlasio was granted 125,000 shares of restricted stock on March 15, 2007 that vested in a series of 16 quarterly installments at the end of each calendar quarter beginning with the second quarter of 2007. All of Mr. DeBlasio’s outstanding equity awards vested as of March 15, 2009 in connection with his termination of employment.

(5)	Mr. Dobb was granted 30,000 shares of restricted stock on April 23, 2007 with 25% of the award vesting on each anniversary of grant.
(6)	Mr. Kaplan resigned as our Chief Strategy Officer in June 2008.
(7)	Mr. Molinaro resigned as our Chief Operating Officer in June 2008.

Option Exercises and Stock Vested

The following table provides information with respect to options exercised during 2008.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

James P. DeBlasio former Chief Executive Officer	—	—	68,600	274,468

George E. Kilguss III Chief Financial Officer	—	—	—	—

Richard P. Dobb Chief Administrative Officer	—	—	13,153	64,574

Timothy P. Sullivan Chief Technology Officer	—	—	18,967	92,311

Randal R. Thompson Vice President Global Sales	—	—	16,367	76,572

Philip N. Kaplan former Chief Strategy Officer	25,659	126,242	1,931	11,683

Vincent Molinaro former Chief Operating Officer	—	—	33,430	152,397

Employment Agreements and Potential Payments Upon Termination or Change in Control

James P. DeBlasio. Mr. DeBlasio served as our President and Chief Executive Officer until his resignation effective March 15, 2009, pursuant to an employment agreement (the “Employment Agreement”). Under the Employment Agreement, Mr. DeBlasio was entitled to receive a cash severance payment equal to one and one-half times his then-current base salary if we terminated his employment without cause, as defined in the Employment Agreement, or if Mr. DeBlasio terminated his employment for good reason, also as defined in the Employment Agreement. If we terminated Mr. DeBlasio’s employment without cause or if Mr. DeBlasio terminated his employment for good reason within 24 months of a change in control, as defined in the Employment Agreement, instead of the severance benefit previously described, Mr. DeBlasio would receive a severance payment equal to two times the sum of his then-current base salary plus the greater of (a) his maximum bonus for the year in which the termination occured and (b) his average bonus during the prior two completed years (as a percentage of his base salary upon which his bonus awards were calculated) multiplied by his then-current base salary, and all of his then-unvested stock options and additional equity compensation would vest and become exercisable. In addition, he would continue to receive health care and life insurance coverage for 18 months as if he were an active employee, subject to the employee portion of premiums for such coverage. If Mr. DeBlasio died while employed, all of his unvested equity compensation that would, had he not have died, have become vested within 12 months after the date of his death (assuming fulfillment of any performance criteria and his continued employment by us) would become vested, free of restrictions, other than those imposed by law, and immediately exercisable for a period ending on the earlier of 12 months after the date of death and the original expiration date thereof.

In January 2009, our Compensation Committee recommended, and the Board of Directors approved, modifications related to the severance provisions of the Employment Agreement. Pursuant to the terms of a separation agreement with Mr. DeBlasio, Mr. DeBlasio received (a) a cash payment of $927,200, (b) full vesting of all equity awards previously granted to him as of March 15, 2009 and (c) if he so elects, continued health, dental and vision insurance coverage under our group health plan for 18 months from March 15, 2009 at our cost. Mr. DeBlasio has until March 15, 2010 to exercise any stock options held by him that were vested as of March 15, 2009. Mr. DeBlasio has agreed to provide consulting services to us as needed to assist in the transition and other matters and will be compensated at a rate of $250 per hour for his time. Mr. DeBlasio continues to have certain non-disclosure and non-solicitation obligations.

J. Eric Cooney. On January 29, 2009, we entered into an agreement with Mr. Cooney, including a joinder agreement described below, for him to serve as our President and Chief Executive Officer and as a director, effective as of March 16, 2009. Mr. Cooney receives (a) an annual base salary of $600,000, (b) a cash signing bonus of $300,000 (under certain circumstances, Mr. Cooney will be obligated to reimburse us for $150,000 of the signing bonus if his employment terminates prior to March 1, 2011), (c) an option to purchase 600,000 shares of our common stock at $2.24 per share, the closing price on the day of commencement of work, 25% of which will vest on the first anniversary of the grant date and the remainder to vest in 36 equal monthly installments thereafter, (d) a new hire grant of 300,000 shares of restricted stock, which will vest in four equal annual installments, (e) a grant of 200,000 shares of restricted stock on each of the first anniversary and the second anniversary of Mr. Cooney’s commencement of work, both such grants to vest in four equal annual installments, (f) an annual incentive bonus based upon criteria established by our Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary and (g) customary benefits including vacation. The offer letter provides for “at will” employment. Mr. Cooney also participates in our Employment Security Plan discussed below.

Employment Security Plan. We have entered into an Employment Security Plan with our named executive officers which provides for payments in the event of a change in control or termination of the officer’s employment. We believe that the interests of our stockholders will be best served if the interests of our officers are aligned with them in the event of a change in control. Providing change in control benefits should eliminate, or at least reduce, the reluctance of these officers to pursue potential change in control transactions that may be in the best interests of our stockholders. The Employment Security Plan is designed to promote stability and continuity of our officers and was adopted to bring consistency to executives’ agreements and to minimize the negotiation of individual contracts.

Upon a qualifying termination, as defined in the Employment Security Plan, other than during a protection period, also as defined in the Employment Security Plan, a participant will receive severance equal to his or her then-current base salary for the year in which the termination occurs. Upon a qualifying termination during a protection period (generally, in the event of a change-in-control related termination), a participant will receive severance equal to the sum of his or her then-current base salary plus the maximum bonus for the participant under the applicable bonus plan as established by our Board of Directors for the year in which the termination occurs, and all of his or her unvested equity-based compensation will vest. If the amounts payable to a participant under the Employment Security Plan result in the participant becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the participant will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the 280G excise tax.

A participant is entitled to severance benefits under the Employment Security Plan in consideration for execution of a general release and separation agreement with terms substantially similar to those approved by the Board of Directors and attached to the Employment Security Plan. Our obligation to provide such severance benefits is also conditioned upon the participant’s continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants.

The Employment Security Plan superseded previously-executed employment agreements for Messrs. Dobb, Sullivan, Molinaro and Kaplan. Messrs. Molinaro and Kaplan resigned from their positions in 2008 and no longer participate in the Employment Security Plan. Certain executives also have entered into joinder agreements which modify specific provisions of the Employment Security Plan. The joinder agreements for each of Messrs Dobb, Molinaro, and Kaplan preserved certain benefits of each executive’s superseded employment agreement that were greater than those provided by the Employment Security Plan. The joinder agreement of each named executive officer modifies the general terms of the Employment Security Plan as follows:

          J. Eric Cooney. Upon a qualifying termination during a protection period, Mr. Cooney will receive severance equal to the sum of two and one-half times his then-current base salary plus the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs, and all of his unvested equity-based awards will vest. If the amounts payable to Mr. Cooney under the Employment Security Plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable to Mr. Cooney under the Employment Security Plan will be grossed-up for the payment of taxes.

          George E. Kilguss III. Mr. Kilguss was entitled to be reimbursed for relocation expenses of up to $75,000. The amounts reimbursed to Mr. Kilguss in 2008 are listed in the Summary Compensation Table above.

          Richard P. Dobb. Upon a qualifying termination during a protection period, Mr. Dobb will receive severance equal to the sum of two times his then-current base salary plus the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs.

          Timothy P. Sullivan. Upon a qualifying termination during a protection period, Mr. Sullivan will receive severance equal to the sum of two times his then-current base salary plus the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs.

          Randal R. Thompson. The terms of Mr. Thompson’s joinder agreement do not modify the Employment Security Plan with respect to his participation.

          Philip N. Kaplan. Upon a qualifying termination during a protection period, Mr. Kaplan was entitled to receive severance equal to the sum of two times his then-current base salary plus the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs, and options originally granted to him on December 2, 2004 and December 16, 2005 would have vested in their entirety. Mr. Kaplan voluntarily resigned his position as Chief Operating Officer in June 2008, and did not receive the severance benefits provided under his joinder agreement.

          Vincent Molinaro. Upon a qualifying termination, Mr. Molinaro was entitled to receive severance equal to one and one-half times his then-current base salary. Upon a qualifying termination during a protection period, Mr. Molinaro was entitled to receive severance equal to the sum of two times his then-current base salary plus the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs. Mr. Molinaro resigned his position as Chief Operating Officer in June 2008, and was paid severance in the amount of $180,000.

Compensation of Directors

We pay each non-employee director an annual cash retainer of $20,000 plus $1,500 for attendance at each meeting of the Board of Directors scheduled as an in-person meeting and $1,000 for attendance at each committee meeting scheduled as an in-person meeting. We pay directors $750 for attendance at each meeting of the Board of Directors and each committee meeting scheduled as a teleconference meeting.

Dr. Eidenberg currently serves as our Chairman of the Board. For his service as Chairman, Dr. Eidenberg receives an annual retainer of $40,000. This payment is in lieu of the annual director cash retainer fee of $20,000. Dr. Eidenberg receives the standard director fee for attendance at Board and committee meetings and standard director equity compensation (discussed below).

We pay the chairperson of our Audit Committee an annual retainer of $10,000, and each other member of the Audit Committee an annual retainer of $5,000. We pay the chairperson of our Compensation Committee an annual retainer of $7,500, and each other member of the Compensation Committee an annual retainer of $2,500. We pay the chairperson of our Nominations and Governance Committee an annual retainer of $5,000.

We pay director expenses in connection with attending Board and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the Board of Directors or any of its committees.

Director compensation in 2008 also included (a) a fully-vested and exercisable stock option grant of 5,000 shares of our common stock with an exercise price equal to 100% of the fair market value of our common stock on the grant date; and (b) a grant of 2,500 shares of restricted stock, which vest ratably over three years. Each newly-appointed director is also granted 12,500 shares of restricted stock, which vest ratably over three years.

To retain and attract highly-qualified individuals, the Board of Directors has historically targeted its compensation at the median of the market based on a survey provided by Aon for software and Internet technology companies with $200 to $500 million in revenues. Given that the value of the equity component of our Board’s compensation package has fallen significantly below the market median, the Board of Directors has approved an increase in the value of the 2009 annual grants of stock options and restricted stock to a total of $55,000. This increase brings the equity component of the program closer to (but still somewhat below) the target value established by the Board in prior years. The actual number of stock options and shares of restricted stock to be granted in 2009 will be the lesser of dividing $55,000 by either (a) our closing stock price on the grant date, or (b) three dollars per share. The Board intends to further review the components of the compensation program, including both the cash and equity components, later in 2009 to determine the need for any further adjustments within the context of current economic conditions and updated market compensation levels, as consistent with its philosophy of targeting the median of the market for similar companies.

The Board of Directors adopted a stock retention policy in 2007 that requires each director to retain 50% of the “net shares” he or she acquires through exercises of stock option and vesting of restricted stock until six months following completion of the director’s services to us. Net shares are shares obtained after costs of exercise and taxes to the director. Our Board of Directors believes this policy to be an important corporate governance measure and considers it important in further aligning the interests of our directors with those of our stockholders.

The following table lists the compensation paid to our non-employee directors during 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)
Eugene Eidenberg, Chairman	61,250	13,779	15,506	90,535
Charles B. Coe	50,500	19,753	15,506	85,759
William J. Harding	45,500	2,392	15,506	63,398
Patricia L. Higgins	63,250	19,753	15,506	98,509
Kevin L. Ober	49,250	19,753	15,506	84,509
Gary M. Pfeiffer	55,750	64,129	15,506	135,385
Daniel C. Stanzione	54,250	13,779	15,506	83,535

(1)
The amounts reported reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in these columns, please see the discussion of stock and option awards contained in our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
The grant date fair value of each equity award computed in accordance with SFAS 123(R) is the same as the amount recognized by us for financial statement reporting purposes in accordance with SFAS 123(R). For valuation assumptions, see our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The following table lists the number of outstanding stock options and restricted stock awards held by our non-employee directors as of December 31, 2008. All outstanding options are fully vested:

Name	Options	Restricted Stock
Eugene Eidenberg	147,999	4,167
Charles B. Coe	41,000	4,167
William J. Harding(a)	5,000	2,500
Patricia L. Higgins	39,000	4,167
Kevin L. Ober	26,000	4,167
Gary M. Pfeiffer	5,000	10,833
Daniel C. Stanzione	39,000	4,167

(a)
Dr. Harding retired from Morgan Stanley Venture Partners III, LLC and Morgan Stanley & Co., Inc. in October of 2007. He assigned all of his equity compensation received while serving on our Board of Directors to Morgan Stanley, which consisted of 2,500 shares of restricted common stock and options to purchase 27,000 shares of common stock that are vested and exercisable. Dr. Harding disclaims beneficial ownership in all such shares. Because Dr. Harding has retired from Morgan Stanley, such shares are excluded from the table above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Charles B. Coe, Chairman
Patricia L. Higgins
Gary M. Pfeiffer
Daniel C. Stanzione

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, all were committee members during all of 2008. No current member of the Compensation Committee is a current or former executive officer or employee of Internap. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the year ended December 31, 2008.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

No related party had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. We do not have policies and procedures for the review, approval or ratification of any transactions with related parties because we have not historically had to consider a related party transaction.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. In January 2007, our Board of Directors adopted an amended and restated Audit Committee Charter that sets forth the responsibilities of the Audit Committee.

Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management and expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm also audits the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues that come about in conjunction with the audits that they believe should be raised with the Audit Committee. The Audit Committee monitors these processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended nine regular meetings of the Audit Committee during 2008. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2008 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2008. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee considered whether the services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2008 are compatible with maintaining their independence. The Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Based upon its review of the audited financial statements, including Management’s Report on Internal Control over Financial Reporting, and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee

Patricia L. Higgins, Chairman William J. Harding Kevin L. Ober Gary M. Pfeiffer

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has audited our financial statements since our inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees(1)	$2,250,926	$1,988,994
Audit-Related Fees(2)	578,049	325,694
Tax Fees(3)	42,265	78,530
All Other Fees(4)	1,500	1,500
Total	$2,872,740	$2,394,718

(1)
Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting and the reviews of the quarterly financial statements filed on Forms 10-Q.

(2)	Fees primarily related to international statutory filings.
(3)	Fees primarily related to tax compliance, advice and planning.
(4)	Fees related to the renewal of our accounting research software.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm, and the Audit Committee will not approve any services that are not permitted by SEC rules.

The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of
 PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009.

PROPOSAL 3—STOCKHOLDER PROPOSAL ON STOCKHOLDER RIGHTS PLAN

The following proposal and supporting statement were submitted by the WHI Technology Fund, LLC, 191 N. Wacker Drive, Chicago, Illinois 60606-1899, which has advised us that it holds shares of our common stock valued at more than $2,000 and has stated its intention to present the proposal at the Annual Meeting:

Whereas, the current Preferred Stock Rights Agreement (“Agreement”) is not in the best interests of the Company, its stockholders, and other relevant constituencies,

Resolved, the Board of Directors should amend the bylaws of the Company to require the following provisions on any future stock rights agreements: 1) any plan must be brought up for shareholder approval within 12 months of adoption, 2) any flip-in or flip-over percentages must be no less than 25%, 3) the automatic sunset provision of any “poison pill” should be no longer than 2 years, and 4) plans should not contain dead-hand or slow-hand provisions. Exceptions to these provisions should be made for rights plans to protect non-operating losses (NOLs) under Section 382. Further, the TIDE Committee of the Board of Directors should immediately terminate the current Agreement under Section 28 thereof.

Supporting Statement

In April, 2007, the Board of Directors instituted a Preferred Stock Rights Agreement. Because Shareholder Rights Plans (typically known as poison pills) dramatically alter the balance of power between shareholders and the Board of Directors, it is important to put safeguards in place to protect against the Board supplanting the rights of the shareholders.

The current poison pill has several provisions that are not in-line with current best practices. First, it has never been subject to a vote of the shareholders. Second, the flip-in percentage of 15% is too low, effectively preventing shareholder’s from gaining enough shares to influence the governance of the Company, and therefore adversely shifting the balance of power between the Board of Directors and shareholders. Third, the 10 year sunset provision is too long. The provisions in this proposal would bring any future Shareholder Rights offerings into compliance with current governance best practices, such as those recommended by the RiskMetrics Group (formerly known as Institutional Shareholder Services, Inc. or ISS).

To correct these deficiencies, we propose the Board of Directors terminate the current Agreement and put provisions in place to make sure that any future rights plans are in-line with current best practices. If the TIDE Committee of the Board of Directors feels that it is still in the best interest of the shareholders, and other relevant parties, to have a rights agreement in place, it should place a proposal for a new rights agreement that meets all of the criteria of this proposal on the proxy for this year’s (or a future) Shareholder meeting. This would bring the rights agreement into compliance with current best practices and concurrently allow shareholders to vote on the matter.

Statement of Your Board of Directors in Opposition to the Stockholder Proposal

Our Board of Directors implemented its stockholder rights plan in April 2007 (the “Rights Plan”) after careful and thorough review of stockholder rights plans in general, best corporate governance practices and its fiduciary duties to stockholders and after concluding that implementing the Rights Plan was in fact in the best interests of our stockholders. The overriding objective of the Rights Plan is to preserve and maximize stockholder value. Our Board of Directors periodically reviews the Rights Plan to determine whether it remains in the best interests of the stockholders or whether changes would be advisable. The Rights Plan will expire on April 11, 2017 unless the Board of Directors affirmatively acts to extend it.

Our Board of Directors adopted the Rights Plan to provide it with a means to respond to abusive takeover tactics that could result in an acquisition of our company that does not maximize stockholder value. The Rights Plan will neither interfere with a favorable negotiated transaction nor preclude unsolicited acquisitions. Rather, the Rights Plan is designed to:

●	encourage potential acquirors to negotiate with our Board of Directors before attempting an acquisition; 
●	provide our Board of Directors with adequate time to evaluate an acquisition offer;

●	strengthen our Board of Director’s position to negotiate the most attractive acquisition offer possible for the benefit of our stockholders; and
●	provide our Board of Directors with the opportunity to develop alternatives that may maximize stockholder value, preserve our long-term value and ensure that all stockholders are treated fairly.

Absent the existence of the Rights Plan, a potential acquiror may take steps to acquire control of the company while circumventing the Board of Directors through mechanisms such as partial or two-tier tender offers, “creeping” acquisitions through the purchase of stock on the open market and other unfair or abusive acquisition tactics. These approaches allow acquirors to avoid negotiating with the Board of Directors, generally resulting in a stronger position for the acquiror to achieve a lower acquisition price at the expense of some or all of the stockholders.

Our Board of Directors owes fiduciary duties to all of our stockholders, regardless of the size of their holdings, to evaluate any legitimate acquisition proposal and determine whether it would maximize stockholder value. This is a duty that the Board of Directors takes extremely seriously. The Rights Plan provides our Board of Directors with an important means by which to fulfill its fiduciary duties. Before adoption of the Rights Plan, our Board of Directors carefully reviewed best corporate governance practices with respect to stockholder rights plans. We further received the advice of outside legal counsel with respect to our fiduciary duties to our stockholders in connection with the adoption of the Rights Plan. The Rights Plan was not designed to prevent or hinder acquisition proposals that are favorable to our stockholders or that would be inconsistent with our fiduciary duties to stockholders. Because our Board of Directors has the right to redeem the rights issued under the Rights Plan and thus remove the Rights Plan as an impediment to an acquisition, the Board of Directors then has the means to facilitate a transaction that is in the best interests of our stockholders or negotiate a higher value in the face of an unfavorable proposal. Indeed, many companies with stockholder rights plans have received unsolicited acquisition proposals and have redeemed their rights once the board of directors negotiated the offer and concluded that it was in the best interests of stockholders.

The proposal recommends that the current Rights Plan be terminated and proposes guidelines for any future stockholder rights plan. We believe that these guidelines would result in a weaker, less effective stockholder rights plan that would be less likely to accomplish the goals discussed above. The Rights Plan was carefully designed to provide the Board of Directors with the means to fulfill its fiduciary duties to our stockholders.

Contrary to the view expressed by this proposal’s proponent, the existence of the Rights Plan does not supplant stockholder rights. Seven of the Board of Director’s eight members are independent directors, all of whom are well versed in business and financial matters as well as the company’s business. We believe our Board of Directors is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any offers and seek the highest price if a sale is determined to be in the best interests of the company and our stockholders. Neither Delaware law nor any rule or regulation of the NASDAQ Global Market requires stockholder approval of the Rights Plan. Our Board of Directors further believes that termination of the Rights Plan or requiring stockholder approval of any new stockholder rights plan could seriously undermine its ability to fulfill its fiduciary duties to preserve and maximize stockholder value.

Current economic conditions further support the necessity for the Rights Plan. Market valuations generally are low as compared to historical valuations. It is during such times that hostile acquisition activity generally increases as potential acquirors take advantage of short-term drops in market capitalization. A stockholder rights plan is an advisable deterrent to such activity. According to a study by Shark Repellant, the number of companies adopting stockholder rights plans in 2008 increased by 81%. We believe this is reflective of the need for stockholder rights plans in the current market environment. Furthermore, a 1997 Georgeson & Company study of takeover premiums from 1992 to 1996 estimated that premiums paid to acquire target companies with stockholder rights plans averaged 8% higher than for those companies without stockholder rights plans.

Our Board of Directors believes that continuing the Rights Plan is consistent with, and in furtherance of, its fiduciary duties and is in your best interests. Terminating the Rights Plan, particularly in these uncertain economic times, would remove an important tool that our Board of Directors should have for your protection. Our Board believes that any decision to terminate the Rights Plan should be made by the Board of Directors and should be made in the context of a specific acquisition proposal.

Your Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC regulations require our directors, executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2008 fiscal year, except Mr. Dobb, who filed one late Form 4 in connection with the sale of shares to cover tax withholding obligations upon vesting of restricted stock.

STOCKHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

To be considered timely, any stockholder proposal intended to be presented at the 2010 annual meeting must be received by us at our executive offices in Atlanta, Georgia, no later than March 20, 2010 and no earlier than February 18, 2010. Pursuant to applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2010 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Secretary no later than December 31, 2009.

You should address all stockholder proposals to the attention of the Secretary of Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

SOLICITATION OF PROXIES

We will initially seek proxies by mail. Our directors, officers and employees also may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will pay all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies at an initial anticipated cost of approximately $6,500 plus reasonable out-of-pocket expenses.

HOUSEHOLDING

As permitted under the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of this Proxy Statement. We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303, Attention: Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact Investor Relations at the address above to request multiple copies of the Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact Investor Relations at the address above to request that only a single copy of the Proxy Statement by mailed in the future.

C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Internap Network Services in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M14449-P81346 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
INTERNAP NETWORK SERVICES
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.
For All Withhold All For All Except
Vote on Directors
(1) To elect three directors to serve until the 2012 annual meeting and until their successors are elected and qualified, or until such directors' earlier death, resignation or removal (except as indicated to the contrary below).
01) J. Eric Cooney for a term to expire at the 2012 annual meeting
02) Charles B. Coe for a term to expire at the 2012 annual meeting
03) Patricia L. Higgins for a term to expire at the 2012 annual meeting
Vote on Proposals
For Against Abstain
(2) To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and
(3) To vote on a stockholder proposal relating to our Rights Agreement.
In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.
This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1, "FOR" Proposal 2 and "AGAINST" Proposal 3.
Please indicate if you plan to attend this meeting. Yes No
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M14450-P81346
INTERNAP NETWORK SERVICES CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS
Revocable Proxy COMMON STOCK
The undersigned hereby appoints George E. Kilguss III and Richard P. Dobb, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the "Company") that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Company, to be held on Thursday, June 18, 2009, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" Proposals 1 and 2 and "AGAINST"
Proposal 3. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.
The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary;
(ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.
Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE
(Continued, and to be signed and dated, on the reverse side)